UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 13, 2005

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-31332	33-0264467
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

25800 Commercentre Dr., Suite 100

Lake Forest, CA 92630

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (949) 206-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LIQUIDMETAL TECHNOLOGIES, INC.

FORM 8-K

Item 1.01.  Entry Into a Material Definitive Agreement.

On June 13, 2005, Liquidmetal Technologies, Inc. (the “Company”) completed a private placement (the “Private Placement”) of 10% Convertible Unsecured Notes Due 2006 in the aggregate principal amount of $3.25 million (the “Notes”), together with warrants to purchase up to an aggregate of 893,750 shares of the Company’s common stock (the “Warrants”).  The Private Placement, which was made solely to “accredited investors” under Rule 506 under the Securities Act of 1933, resulted in gross proceeds of $3.25 million before placement agent fees and expenses associated with the transaction.

The Notes issued by the Company in the Private Placement are unsecured and will become due on the earlier of June 13, 2006 or the consummation of a follow-on equity or debt offering or restructuring transaction pursuant to which the Company receives gross proceeds of at least $4,000,000.  Prior to maturity, the Notes will be interest-only, with interest payments due quarterly, at the rate of 10% per year.  The Notes can be prepaid by the Company at any time without penalty.  If, within 120 days following the issue date of the Notes, the Company either fails to redeem the notes for the principal amount and accrued interest thereon or fails to close a “Qualified Financing,” then the Notes will thereafter be convertible at a conversion price equal to seventy five percent (75%) of the closing price of the Company’s common stock on the first trading day immediately preceding the conversion date.  A “Qualified Financing “ is defined in the Notes as any debt or equity financing of the Company resulting in aggregate gross proceeds to the Company of at least $5.0 million and in which the holders of at least sixty percent (60%) of the aggregate principal amount of the Company’s 6% Senior Secured Notes due July 2007 Notes either (i) agree that the equity or debt securities to be issued in such financing shall be pari passu in order of payment to the 2007 Notes held by them or (ii) exchange their 2007 Notes for new securities in the financing transaction.

The Notes rank senior to all other debt of the Company, except for indebtedness in existence on the issue date of the Notes (including the convertible notes issued by the Company in July 2004), purchase money loans for future acquired assets, trade debt incurred in the ordinary course of business, and loans used to refinance the Company’s indebtedness with Kookmin Bank.   The holders of the Notes will have the right to call for early repayment of the Notes if, on the date that is 180 days of the issue date of the Notes (i) the Company is not then compliant with its SEC reporting obligations, or (ii) the Company’s common stock is not then listed or quoted on the OTC Bulletin Board, Nasdaq Stock Market, New York Stock Exchange, or American Stock Exchange.

As a part of the Private Placement, the Company issued Warrants to the purchasers of the Notes giving them the right to purchase up to an aggregate of 812,500 shares of the Company’s common stock.  In addition, Warrants to purchase 81,250 shares of the Company’s common stock were issued to the placement agent in the transaction.  The Warrants have an exercise price of $2.00 per share, provided that upon the consummation of the first ensuing public or private equity or debt offering or restructuring transaction in which the Company receives gross proceeds of at least $3,250,000 (including without limitation any restructuring of the Company’s previously issued 10% Senior Secured Notes Due July 29, 2005), the exercise price will be automatically adjusted downward (but not upward) as of the closing date of such offering or restructuring transaction so that it is equal to the lowest effective common stock purchase price paid for any securities issued by the Company to the investors in such offering or restructuring transaction.  The Warrants will expire on June 13, 2010.

Under a registration rights agreement entered into between the Company and the purchasers of the Notes, the Company is required, within 90 days of the date of the issuance of the Notes, to file a registration statement with the SEC covering the resale of the shares of Company common stock into which the Notes are convertible and for which the Warrants are exercisable.  The Company is required to cause this registration statement to become effective within 60 days after the Company receives the first written comments on the registration statement from the SEC, or if the SEC notifies the Company that it will not review the registration statement, within five days after such notification.  The Company will be subject to certain monetary penalties, as set forth in the registration rights agreement, if the registration statement is not filed or does not become effective on a timely basis.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registration.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02.  Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 9.01.  Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ John Kang
John Kang
Chairman, President, and Chief Executive Officer

Date:  June 16, 2005

EXHIBIT INDEX

Exhibit Number	Description

99.1	Securities Purchase Agreement, dated June 13, 2005, among Liquidmetal Technologies, Inc. and the parties identified as “Purchasers” therein.

99.2	Form of 10% Convertible Unsecured Note due June 2006.

99.3	Form of Common Stock Purchase Warrant, dated June 13, 2005

99.4	Registration Rights Agreement, dated June 13, 2005, among Liquidmetal Technologies, Inc. and the parties identified as “Purchasers” therein.